EXHIBIT 99.2

UPDATED FINANCIAL STATEMENTS (INCLUDING ACCOMPANYING FOOTNOTES)

CONSOLIDATED STATEMENT OF EARNINGS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31,	2005		2004		2003

SALES	$6,523.	7	$5,398.	4	$4,482.	7
Cost of goods sold	4,206.	6	3,432.	9	2,887.	1
Selling, general, and administrative expenses	1,522.	2	1,352.	3	1,160.	9
Restructuring and exit costs	–		–		31.	6

OPERATING INCOME	794.	9	613.	2	403.	1
Interest expense (net of interest income of
$36.5 for 2005, $35.8 for 2004, and $25.5 for 2003)	45.	4	22.	1	35.	2
Other (income) expense	(51.	6)	2.	8	2.	6

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	801.	1	588.	3	365.	3
Income taxes	268.	9	157.	6	94.	8

NET EARNINGS FROM CONTINUING OPERATIONS	532.	2	430.	7	270.	5

DISCONTINUED OPERATIONS (NET OF INCOME TAXES):
Earnings of discontinued operations (net of income taxes
of $.5 for 2005, $1.0 for 2004, and $3.5 for 2003)	–		2.	2	5.	8
(Loss) gain on sale of discontinued operations
(net of impairment charge of $24.4 in 2004)	(.	1)	12.	7	–

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS	(.	1)	14.	9	5.	8

NET EARNINGS	$532.	1	$445.	6	$276.	3

BASIC EARNINGS PER COMMON SHARE
Continuing operations	$6.7	2	$5.4	0	$3.4	7
Discontinued operations	–		.1	9.0		8

NET EARNINGS PER COMMON SHARE– BASIC	$6.7	2	$5.5	9	$3.5	5

DILUTED EARNINGS PER COMMON SHARE
Continuing operations	$6.5	4	$5.3	1	$3.4	7
Discontinued operations	–		.1	8.0		8

NET EARNINGS PER COMMON SHARE–
ASSUMING DILUTION	$6.5	4	$5.4	9	$3.5	5

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

DECEMBER 31,	2005	2004

ASSETS
Cash and cash equivalents	$967.6	$514.4
Trade receivables, less allowances of $45.1 for 2005 and $52.1 for 2004	1,130.6	1,046.6
Inventories	1,049.1	981.8
Current assets of discontinued operations	–	70.8
Other current assets	200.1	313.6

TOTAL CURRENT ASSETS	3,347.4	2,927.2

PROPERTY, PLANT, AND EQUIPMENT	668.8	754.6
GOODWILL	1,115.7	1,184.0
OTHER ASSETS	710.5	689.2

	$5,842.4	$5,555.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$566.9	$1.1
Current maturities of long-term debt	155.3	.5
Trade accounts payable	466.8	466.9
Current liabilities of discontinued operations	–	29.9
Other current liabilities	1,061.2	1,272.8

TOTAL CURRENT LIABILITIES	2,250.2	1,771.2

LONG-TERM DEBT	1,030.3	1,200.6
DEFERRED INCOME TAXES	188.5	171.1
POSTRETIREMENT BENEFITS	419.0	423.4
OTHER LONG-TERM LIABILITIES	391.2	384.4
STOCKHOLDERS' EQUITY
Common stock (outstanding: December 31, 2005– 77,357,370 shares;
December 31, 2004– 82,095,161 shares)	38.7	41.0
Capital in excess of par value	398.8	826.2
Retained earnings	1,511.4	1,067.9
Accumulated other comprehensive income (loss)	(385.7)	(330.8)

TOTAL STOCKHOLDERS' EQUITY	1,563.2	1,604.3

	$5,842.4	$5,555.0

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

	OUTSTANDING COMMON SHARES	PAR VALUE	CAPITAL IN EXCESS OF PAR VALUE	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL STOCKHOLDERS’ EQUITY

BALANCE AT DECEMBER 31, 2002	79,604,786	$39.8	$649.6	$457.8	$(514.6)	$632.6
Comprehensive income (loss):
Net earnings	–	–	–	276.3	–	276.3
Net loss on derivative instruments
(net of tax)	–	–	–	–	(15.8)	(15.8)
Minimum pension liability
adjustment (net of tax)	–	–	–	–	(20.2)	(20.2)
Foreign currency translation
adjustments, less effect
of hedging activities
(net of tax)	–	–	–	–	98.4	98.4

Comprehensive income	–	–	–	276.3	62.4	338.7

Cash dividends on common stock
($.57 per share)	–	–	–	(44.3)	–	(44.3)
Purchase and retirement
of common stock	(2,011,570)	(1.0)	(76.5)	–	–	(77.5)
Common stock issued under
stock-based plans (net of forfeitures)	340,248	.2	42.1	–	–	42.3

BALANCE AT DECEMBER 31, 2003	77,933,464	39.0	615.2	689.8	(452.2)	891.8
Comprehensive income (loss):
Net earnings	–	–	–	445.6	–	445.6
Net gain on derivative instruments
(net of tax)	–	–	–	–	4.9	4.9
Minimum pension liability
adjustment (net of tax)	–	–	–	–	49.4	49.4
Foreign currency translation
adjustments, less effect
of hedging activities
(net of tax)	–	–	–	–	95.8	95.8
Write-off of accumulated foreign
currency translation
adjustments due to
sale of businesses	–	–	–	–	(28.7)	(28.7)

Comprehensive income	–	–	–	445.6	121.4	567.0

Cash dividends on common stock
($.84 per share)	–	–	–	(67.5)	–	(67.5)
Purchase and retirement
of common stock	(66,100)	–	(3.6)	–	–	(3.6)
Common stock issued under
stock-based plans (net of forfeitures)	4,227,797	2.0	214.6	–	–	216.6

BALANCE AT DECEMBER 31, 2004	82,095,161	41.0	826.2	1,067.9	(330.8)	1,604.3
Comprehensive income (loss):
Net earnings	–	–	–	532.1	–	532.1
Net gain on derivative instruments
(net of tax)	–	–	–	–	34.8	34.8
Minimum pension liability
adjustment (net of tax)	–	–	–	–	15.9	15.9
Foreign currency translation
adjustments, less effect
of hedging activities
(net of tax)	–	–	–	–	(89.1)	(89.1)
Write-off of accumulated foreign
currency translation
adjustments due to
sale of businesses	–	–	–	–	(16.5)	(16.5)

Comprehensive income	–	–	–	532.1	(54.9)	477.2

Cash dividends on common stock
($1.12 per share)	–	–	–	(88.6)	–	(88.6)
Purchase and retirement
of common stock	(6,276,700)	(3.1)	(522.6)	–	–	(525.7)
Common stock issued under
stock-based plans (net of forfeitures)	1,538,909	.8	95.2	–	–	96.0

BALANCE AT DECEMBER 31, 2005	77,357,370	$38.7	$398.8	$1,511.4	$(385.7)	$1,563.2

See Notes to Consolidated Financial Statements.

-3- & -4-

CONSOLIDATED STATEMENT OF CASH FLOWS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

YEAR ENDED DECEMBER 31,	2005	2004	2003

OPERATING ACTIVITIES
Net earnings	$532.1	$445.6	$276.3
Adjustments to reconcile net earnings to cash flow
from operating activities of continuing operations:
Earnings of discontinued operations	–	(2.2)	(5.8)
Loss (gain) on sale of discontinued operations (net of impairment charge)	.1	(12.7)	–
Non-cash charges and credits:
Depreciation and amortization	150.6	142.5	133.4
Stock-based compensation	30.1	34.4	29.7
Restructuring and exit costs	–	–	31.6
Other	(6.4)	(3.4)	(8.4)
Changes in selected working capital items
(net of effects of businesses acquired or divested):
Trade receivables	(128.5)	1.3	(6.4)
Inventories	(105.5)	(66.7)	94.2
Trade accounts payable	12.3	(39.9)	21.0
Other current liabilities	61.7	55.8	50.5
Restructuring spending	(13.6)	(25.0)	(40.4)
Other assets and liabilities	76.5	71.8	(14.0)

CASH FLOW FROM OPERATING ACTIVITIES
OF CONTINUING OPERATIONS	609.4	601.5	561.7

CASH FLOW FROM OPERATING ACTIVITIES
OF DISCONTINUED OPERATIONS	4.7	3.1	8.7

CASH FLOW FROM OPERATING ACTIVITIES	614.1	604.6	570.4

INVESTING ACTIVITIES
Capital expenditures	(111.1)	(117.8)	(102.5)
Proceeds from disposal of assets	12.7	26.0	15.0
Purchase of business, net of cash acquired	10.4	(804.6)	(277.6)
Proceeds from sale of business, net of cash transferred	33.6	–	–
Proceeds from sale of discontinued operations, net of cash transferred	17.2	77.5	–
Investing activities of discontinued operations	(.4)	(1.2)	(3.3)
Cash inflow from hedging activities	15.9	7.2	–
Cash outflow from hedging activities	(13.4)	(7.9)	–
Other investing activities, net	.5	1.2	.3

CASH FLOW FROM INVESTING ACTIVITIES	(34.6)	(819.6)	(368.1)

FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	565.6	(3.4)	(4.9)
Repayment of preferred stock of subsidiary	(136.0)	–	–
Proceeds from long-term debt (net of debt issue cost of $2.4)	–	295.4	–
Payments on long-term debt	(.5)	(.6)	(310.6)
Purchase of common stock	(525.7)	(3.6)	(77.5)
Issuance of common stock	69.9	186.1	11.8
Cash dividends	(88.6)	(67.5)	(44.3)

CASH FLOW FROM FINANCING ACTIVITIES	(115.3)	406.4	(425.5)
Effect of exchange rate changes on cash	(11.0)	14.8	14.3

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	453.2	206.2	(208.9)
Cash and cash equivalents at beginning of year	514.4	308.2	517.1

CASH AND CASH EQUIVALENTS AT END OF YEAR	$967.6	$514.4	$308.2

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Corporation and its subsidiaries. Intercompany transactions have been eliminated.

Reclassifications: Certain prior years' amounts in the Consolidated Financial Statements have been reclassified to conform to the presentation used in 2005.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Revenue Recognition: Revenue from sales of products is recognized when title passes, which occurs either upon shipment or upon delivery based upon contractual terms. The Corporation recognizes customer program costs, including customer incentives such as volume or trade discounts, cooperative advertising and other sales related discounts, as a reduction to sales.

Foreign Currency Translation: The financial statements of subsidiaries located outside of the United States, except those subsidiaries operating in highly inflationary economies, generally are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings. For subsidiaries operating in highly inflationary economies, gains and losses from balance sheet translation adjustments are included in net earnings.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with maturities of three months or less from the date of acquisition.

Concentration of Credit: The Corporation sells products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk other than with two major customers. As of December 31, 2005, approximately 30% of the Corporation’s trade receivables were due from two large home improvement retailers.

        The Corporation continuously evaluates the creditworthiness of its customers and generally does not require collateral.

Inventories: Inventories are stated at the lower of cost or market. The cost of United States inventories is based primarily on the last-in, first-out (LIFO) method; all other inventories are based on the first-in, first-out (FIFO) method.

Property and Depreciation: Property, plant, and equipment is stated at cost. Depreciation is computed generally on the straight-line method for financial reporting purposes.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. The Corporation accounts for goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to an annual impairment test, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets continue to be amortized over their estimated useful lives.

        The Corporation assesses the fair value of its reporting units for its goodwill impairment tests based upon a discounted cash flow methodology. Those estimated future cash flows – which are based upon historical results and current projections – are discounted at a rate corresponding to a “market” rate. If the carrying amount of the reporting unit exceeds the estimated fair value determined through that discounted cash flow methodology, goodwill impairment may be present. The Corporation would measure the goodwill impairment loss based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimate the implied fair value of goodwill. An impairment loss would be recognized to the extent that a reporting unit’s recorded goodwill exceeded the implied fair value of goodwill.

        The Corporation performed its annual impairment test in the fourth quarters of 2005, 2004, and 2003. No impairment was present upon performing these impairment tests. The Corporation cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Corporation’s customer base, or a material negative change in its relationships with significant customers.

Product Development Costs: Costs associated with the development of new products and changes to existing products are charged to operations as incurred. Product development costs were $133.8 million in 2005, $118.6 million in 2004, and $100.4 million in 2003.

Shipping and Handling Costs: Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Included in selling, general, and administrative expenses are shipping and handling costs of $339.2 million in 2005, $278.1 million in 2004, and $229.4 million in 2003. Freight charged to customers is recorded as revenue.

Advertising and Promotion: Advertising and promotion expense, which is expensed as incurred, was $193.6 million in 2005, $174.9 million in 2004, and $154.0 million in 2003.

Product Warranties: Most of the Corporation’s products in the Power Tools and Accessories segment and Hardware and Home Improvement segment carry a product warranty. That product warranty, in the United States, generally provides that customers can return a defective product during the specified warranty period following purchase in exchange for a replacement product or repair at no cost to the consumer. Product warranty arrangements outside the United States vary depending upon local market conditions and laws and regulations. The Corporation accrues an estimate of its exposure to warranty claims based upon both current and historical product sales data and warranty costs incurred.

Postretirement Benefits: Pension plans, which cover substantially all of the Corporation’s employees in North America, Europe, and the United Kingdom, consist primarily of non-contributory defined benefit plans. The defined benefit plans are funded in conformity with the funding requirements of applicable government regulations. Generally, benefits are based on age, years of service, and the level of compensation during the final years of employment. Prior service costs for defined benefit plans generally are amortized over the estimated remaining service periods of employees.

        Certain employees are covered by defined contribution plans. The Corporation’s contributions to these plans are based on a percentage of employee compensation or employee contributions. These plans are funded on a current basis.

        In addition to pension benefits, certain postretirement medical, dental, and life insurance benefits are provided, principally to most United States employees. Retirees in other countries generally are covered by government-sponsored programs.

        The Corporation uses the corridor approach in the valuation of defined benefit plans and other postretirement benefits. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date of active plan participants or, for retired participants, the average remaining life expectancy.

Stock-Based Compensation: In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004) (SFAS No. 123R), Share-Based Payment. This Statement revises SFAS No. 123 by eliminating the option to account for employee stock options under Accounting Principles Board Opinion No. 25 (APB No. 25) and requires companies to recognize the cost of employee services in exchange for awards of equity instruments based on grant-date fair value of those awards (the “fair-value-based” method). Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The Corporation determines the fair value of the Corporation’s stock options using the Black-Scholes option valuation model which incorporates assumptions such as expected option life, interest rate, volatility, and dividend yield. The Corporation determines the fair value of the Corporation’s restricted stock based on the fair value of its common stock at the date of grant.

        SFAS No. 123R permits public companies to adopt its requirements using one of two methods. The modified retrospective method permits entities to restate all prior periods presented based on the amounts previously recognized under SFAS No. 123, Accounting for Stock-Based Compensation, for purposes of pro forma disclosures. As anticipated, the Corporation adopted SFAS No. 123R effective January 1, 2006, using the modified retrospective method of adoption. All prior periods were adjusted to give effect to the fair-value-based method of accounting for awards granted on or after January 1, 1995.

        The impact of adopting SFAS No. 123R, as compared to if the Corporation had continued to account for share-based compensation under APB No. 25, decreased the captions noted below for the years ended December 31, 2005, 2004, and 2003, as follows:

(Dollars in Millions, Except Per Share Data)	2005		2004		2003

Earnings from continuing operations before income taxes	$(18.	2)	$(16.	0)	$(25.	6)
Net earnings from continuing operations	$(11.	8)	$(10.	4)	$(16.	7)
Net earnings	$(11.	8)	$(10.	4)	$(16.	7)

Basic earnings per share	$(.1	5)	$(.1	3)	$(.2	1)

Diluted earnings per share	$(.1	5)	$(.1	0)	$(.2	0)

        Prior to the adoption of SFAS No. 123R, the Corporation presented all tax benefits of deductions resulting from the exercise of options or vesting of other stock-based arrangements as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123R requires the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for share-based arrangements to be classified as financing cash flows. The Corporation has recognized $13.9 million, $14.5 million, and $.2 million as a financing cash flow, within the caption “Issuance of common stock”, for the years ended December 31, 2005, 2004, and 2003, respectively, that would have been recognized as an operating cash flow prior to the adoption of SFAS No. 123R.

Derivative Financial Instruments: The Corporation is exposed to market risks arising from changes in interest rates. With products and services marketed in over 100 countries and with manufacturing sites in 11 countries, the Corporation also is exposed to risks arising from changes in foreign currency rates. The Corporation uses derivatives principally in the management of interest rate and foreign currency exposure. It does not utilize derivatives that contain leverage features. On the date on which the Corporation enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In this documentation, the Corporation specifically identifies the asset, liability, firm commitment, forecasted transaction, or net investment that has been designated as the hedged item and states how the hedging instrument is expected to reduce the risks related to the hedged item. The Corporation measures effectiveness of its hedging relationships both at hedge inception and on an on-going basis.

        For each derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For each derivative instrument that is designated and qualifies as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable of occurring, in which case previously deferred hedging gains or losses would be recorded to earnings immediately. For derivatives that are designated and qualify as hedges of net investments in subsidiaries located outside the United States, the gain or loss (net of tax), is reported in accumulated other comprehensive income (loss) as part of the cumulative translation adjustment to the extent the derivative is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

Interest Rate Risk Management: The Corporation has designated each of its outstanding interest rate swap agreements as fair value hedges of the underlying fixed rate obligation. The fair value of the interest rate swap agreements is recorded in other current assets, other assets, other current liabilities, or other long-term liabilities with a corresponding increase or decrease in the fixed rate obligation. The changes in the fair value of the interest rate swap agreements and the underlying fixed rate obligations are recorded as equal and offsetting unrealized gains and losses in interest expense in the Consolidated Statement of Earnings. The Corporation has structured all existing interest rate swap agreements to be 100% effective. As a result, there is no current impact to earnings resulting from hedge ineffectiveness. Gains or losses resulting from the early termination of interest rate swaps are deferred as an increase or decrease to the carrying value of the related debt and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the swap.

Foreign Currency Management: The fair value of foreign currency-related derivatives are generally included in the Consolidated Balance Sheet in other current assets and other current liabilities. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is reported in cost of goods sold to match the underlying transaction being hedged. Realized and unrealized gains and losses on these instruments are deferred in accumulated other comprehensive income (loss) until the underlying transaction is recognized in earnings.

        The earnings impact of cash flow hedges relating to the variability in cash flows associated with foreign currency-denominated assets and liabilities is reported in cost of goods sold, selling, general, and administrative expenses, or other expense (income), depending on the nature of the assets or liabilities being hedged. The amounts deferred in accumulated other comprehensive income (loss) associated with these instruments generally relate to foreign currency spot-rate to forward-rate differentials and are recognized in earnings over the term of the hedge. The discount or premium relating to cash flow hedges associated with foreign currency-denominated assets and liabilities is recognized in net interest expense over the life of the hedge.

New Accounting Pronouncements: In November 2004, the FASB issued SFAS No. 151, Inventory Costs. The Corporation is required to adopt the provisions of SFAS No. 151, on a prospective basis, as of January 1, 2006. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that those items – if abnormal – be recognized as expenses in the period incurred. In addition, SFAS No. 151 requires the allocation of fixed production overheads to the costs of conversions based upon the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have a material impact on the Corporation’s financial position or results of operations.

NOTE 2: ACQUISITIONS

Effective after the close of business on October 2, 2004, the Corporation acquired the Porter-Cable and Delta Tools Group from Pentair, Inc. The Porter-Cable and Delta Tools Group included the Porter-Cable, Delta, DeVilbiss Air Power Company, Oldham Saw and FLEX businesses. The addition of the Porter-Cable and Delta Tools Group to the Corporation’s Power Tools and Accessories segment allowed the Corporation to offer customers a broader range of products. The cash purchase price for the transaction was approximately $783.8 million net of cash acquired of $8.3 million and including transaction costs of $5.7 million. That cash purchase price of $783.8 million included a 2004 payment of $21.8 million, on a preliminary basis, based upon the estimated increase in the net assets of the Porter-Cable and Delta Tools Group, and a $10.4 million reduction, received in 2005, representing a preliminary adjustment to the purchase price. The final purchase price was subject to customary adjustments based upon the changes in the net assets of the Porter-Cable and Delta Tools Group through the closing date. The final purchase price had not yet been determined as of December 31, 2005, but, as more fully described in Note 23, was resolved in March 2006.

        This transaction has been accounted for in accordance with SFAS No.141, Business Combinations, and accordingly the financial position and results of operations have been included in the Corporation’s operations since the date of acquisition.

        The purchase price allocation of the acquired businesses based upon independent appraisals and management’s estimates at the date of acquisition, in millions of dollars, is as follows:

Accounts receivable	$202.5
Inventories	172.3
Property and equipment	124.6
Goodwill	351.8
Intangible assets	189.4
Other current and long-term assets	44.2

Total assets acquired	1,084.8

Accounts payable and accrued liabilities	225.9
Other liabilities	75.1

Total liabilities	301.0

Fair value of net assets acquired	$783.8

        The purchase price allocation resulted in the recognition of $351.8 million of goodwill primarily related to the anticipated future earnings and cash flows of the Porter-Cable and Delta Tools Group, including the estimated effects of the integration of this business into the Corporation’s Power Tools and Accessories segment. The transaction also generated $189.4 million in intangible assets of which $122.0 million were indefinite-lived intangible assets related to trade names and $67.4 million related to finite-lived intangible assets that will be amortized over periods of 10 to 15 years. These intangible assets are reflected in other assets in the Consolidated Balance Sheet. The Corporation believes that approximately $325 million of the intangible assets and goodwill recognized will be deductible for income tax purposes.

        Prior to the date of the acquisition of the Porter-Cable and Delta Tools Group and during the fourth quarter of 2004, the Corporation identified opportunities to restructure the acquired businesses as well as to integrate these businesses into its existing Power Tools and Accessories segment. Subsequent to the acquisition, the Corporation approved integration actions relating to the acquired businesses. These actions principally reflect severance costs associated with administrative and manufacturing actions related to the acquired businesses, including the closure of three manufacturing facilities, as well as the cost of lease and other contractual obligations for which no future benefit will be realized.

        A summary of integration activity relating to the Porter-Cable and Delta Tools Group during 2005, in millions of dollars, is set forth below:

	SEVERANCE BENEFITS	OTHER CHARGES	TOTAL

Integration reserve at December 31, 2004	$8.7	$6.2	$14.9
Adjustments to previously provided reserves	(.7)	(.3)	(1.0)
Utilization of reserves:
Cash	(5.8)	(3.4)	(9.2)

Integration reserve at December 31, 2005	$2.2	$2.5	$4.7

        Certain of these restructuring actions commenced in 2004 and the remainder commenced in early 2005. The Corporation expects that these restructuring actions will be completed by the end of 2006.

        In November 2005, the Corporation completed the sale of the FLEX business of the acquired Porter-Cable and Delta Tools Group. The effect of the sale was not material to the Corporation.

        In March 2004, the Corporation acquired MasterFix for $7.9 million, net of cash acquired. The results of MasterFix, included in the consolidated financial statements from the date of acquisition, were not material.

        On September 30, 2003, the Corporation acquired Baldwin Hardware Corporation (Baldwin) and Weiser Lock Corporation (Weiser) from Masco Corporation for $277.8 million in cash, including transaction costs of $2.8 million. Baldwin is a leading provider of architectural and decorative products for the home. Weiser is a manufacturer of locksets and decorative exterior hardware and accessories. These additions to the Corporation’s security hardware businesses, a component of its Hardware and Home Improvement segment, allowed the Corporation to offer customers a broader range of styles and price points.

        The Corporation’s acquisition of Baldwin and Weiser has been accounted for in accordance with SFAS No. 141, and accordingly, the financial position and results of operations have been included in the Corporation’s operations since the date of acquisition.

NOTE 3: DISCONTINUED OPERATIONS

The Corporation’s former European security hardware business is classified as discontinued operations. The European security hardware business consisted of the NEMEF, Corbin, and DOM businesses. In November 2005, the Corporation completed the sale of the DOM security hardware business and received cash proceeds, net of cash transferred, of $17.2 million. The final purchase price is subject to customary adjustments based upon changes in the net assets of the DOM security hardware business through the closing date. In January 2004, the Corporation completed the sale of the NEMEF and Corbin businesses and received cash proceeds, net of cash transferred, of $74.6 million. In September 2004, the Corporation received additional cash proceeds of $2.9 million. These additional cash proceeds reflect the final adjustment to the purchase price for the net assets of the NEMEF and Corbin businesses at the date of closing.

        During 2005, the Corporation recognized a $.1 million loss on the sale of the DOM security hardware business. During 2004, the Corporation recognized a $12.7 million net gain on the sale of these discontinued operations (the “net gain on sale of discontinued operations”). That net gain consisted of a $37.1 million gain on the sale of the NEMEF and Corbin businesses, less a $24.4 million goodwill impairment charge associated with the DOM business. That goodwill impairment charge was determined as the excess of the carrying value of goodwill associated with the DOM business over its implied fair value.

        The European security hardware business discussed above is reported as discontinued operations in the consolidated financial statements and all prior periods presented have been adjusted to reflect this presentation. Sales and earnings before income taxes of the discontinued operations for each year, in millions of dollars, were as follows:

	2005	2004	2003

Sales	$60.1	$66.2	$119.3
Earnings before income taxes	.5	3.1	9.3

        The results of the discontinued operations do not reflect any expense for interest allocated by or management fees charged by the Corporation.

        The major classes of assets and liabilities of discontinued operations in the Consolidated Balance Sheet as of December 31, 2004, in millions of dollars, were as follows:

Trade receivables, less allowances	$9.2
Inventories	11.9
Property, plant, and equipment	16.9
Goodwill	28.1
Other assets	4.7

Total assets	70.8

Trade accounts payable	3.7
Other accrued liabilities	7.4
Postretirement benefits and other long-term liabilities	18.8

Total liabilities	29.9

Net assets	$40.9

NOTE 4: INVENTORIES

The classification of inventories at the end of each year, in millions of dollars, was as follows:

	2005	2004

FIFO cost
Raw materials and work-in-process	$257.5	$267.8
Finished products	774.0	692.8

	1,031.5	960.6
Adjustment to arrive at
LIFO inventory value	17.6	21.2

	$1,049.1	$981.8

The cost of United States inventories stated under the LIFO method was approximately 58% and 53% of the value of total inventories at December 31, 2005 and 2004, respectively.

NOTE 5: PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at the end of each year, in millions of dollars, consisted of the following:

	2005	2004

Property, plant, and equipment at cost:
Land and improvements	$44.1	$51.6
Buildings	309.7	299.5
Machinery and equipment	1,348.1	1,410.6

	1,701.9	1,761.7
Less accumulated depreciation	1,033.1	1,007.1

	$668.8	$754.6

NOTE 6: GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by reportable business segment, in million of dollars, was as follows:

	POWER TOOLS & ACCESSORIES	HARDWARE & HOME IMPROVEMENT	FASTENING & ASSEMBLY SYSTEMS	TOTAL

Goodwill at January 1, 2004	$25.8	$458.6	$287.3	$771.7
Acquisitions	384.4	–	4.1	388.5
Activity associated with prior year acquisition	4.7	4.8	–	9.5
Currency translation adjustment	2.2	.5	11.6	14.3

Balance at December 31, 2004	417.1	463.9	303.0	1,184.0
Activity associated with prior year acquisition	(31.6)	(.3)	–	(31.9)
Sale of business	(15.2)	–	–	(15.2)
Currency translation adjustment	(1.3)	–	(19.9)	(21.2)

Balance at December 31, 2005	$369.0	$463.6	$283.1	$1,115.7

        The carrying amount of acquired intangible assets included in other assets at the end of each year, in million of dollars, was as follows:

	2005	2004

Customer relationships
(net of accumulated amortization
of $1.4 in 2005 and $.2 in 2004)	$36.0	$11.6
Technology and patents
(net of accumulated amortization
of $2.8 in 2005 and $.9 in 2004)	16.6	18.0
Trademarks and trade names
(net of accumulated amortization
of $.4 in 2005)	208.5	202.1

Total intangibles, net	$261.1	$231.7

        Trademarks and trade names include indefinite-lived assets of $193.9 million and $202.1 million at December 31, 2005 and 2004, respectively.

        During 2005, the Corporation obtained an independent appraisal that was required to finalize certain aspects of the purchase price allocation related to the acquisition of the Porter-Cable and Delta Tools Group which resulted in an increase in acquired intangible assets and a corresponding reduction in goodwill.

        Intangible asset amortization expense in 2005, 2004, and 2003 was $3.5 million, $1.0 million, and $.1 million, respectively. At December 31, 2005, the weighted-average amortization periods were 15 years for customer relationships, 10 years for technology and patents, and 10 years for trademarks and trade names. The estimated future amortization expense for identifiable intangible assets during each of the next five years is $5.9 million.

NOTE 7: OTHER CURRENT LIABILITIES

Other current liabilities at the end of each year, in millions of dollars, included the following:

	2005	2004

Trade discounts and allowances	$242.8	$254.4
Redeemable preferred stock of subsidiary	–	192.2
Employee benefits	157.1	154.6
Salaries and wages	107.8	114.2
Advertising and promotion	75.1	57.7
Warranty	57.3	55.2
Income taxes, including deferred taxes	101.0	51.4
Accruals related to restructuring actions	6.5	20.2
All other	313.6	372.9

	$1,061.2	$1,272.8

        All other at December 31, 2005 and 2004, consisted primarily of accruals for foreign currency derivatives, interest, insurance, and taxes other than income taxes.

        The following provides information with respect to the Corporation’s warranty accrual, in millions of dollars:

	2005	2004

Warranty reserve at January 1	$55.2	$40.4
Accruals for warranties issued during
the period and changes in estimates
related to pre-existing warranties	116.4	91.0
Settlements made	(111.2)	(92.2)
Additions due to acquisitions	–	14.4
Reduction due to sale of business	(1.5)	–
Currency translation adjustments	(1.6)	1.6

Warranty reserve at December 31	$57.3	$55.2

        In December 2000, a subsidiary of the Corporation issued preferred shares to private investors. The preferred shares were redeemable in December 2005. Holders of the subsidiary’s preferred shares were entitled to annual cash dividends of $10.7 million. The $10.7 million dividends on those preferred shares were classified as interest expense. The preferred shares were redeemed in December 2005 via a $136.0 million payment to the private investors and the relinquishment of a liquid asset in the amount of $50.0 million that was included in other current assets at December 31, 2004. Included in other current liabilities at December 31, 2004, was $192.2 million related to those preferred shares. The carrying value of the preferred shares included the effect of the fair value of the interest rate swap agreement related to this obligation.

NOTE 8: SHORT-TERM BORROWINGS

Short-term borrowings in the amounts of $566.9 million and $1.1 million at December 31, 2005 and 2004, respectively, consisted primarily of borrowings under the terms of the Corporation’s commercial paper program, uncommitted lines of credit or other short-term borrowing arrangements. The weighted-average interest rate on short-term borrowings outstanding was 4.56% at December 31, 2005.

        In November 2002, the Corporation entered into a $500 million agreement under which it may issue commercial paper at market rates with maturities of up to 365 days from the date of issue. In September 2004, the Corporation increased the maximum amount authorized for issuance under its commercial paper program from $500 million to $1.0 billion. There was $467.2 million outstanding under this agreement at December 31, 2005.

        In April 2001, the Corporation entered into a $1.0 billion unsecured revolving credit facility that expires in April 2006. In October 2004, the Corporation replaced its $1.0 billion unsecured revolving credit facility (the Former Credit Facility) that would have expired in April 2006 with a $1.0 billion unsecured revolving credit facility (the Credit Facility) that expires in October 2009. The amount available for borrowing under the Credit Facility at December 31, 2005 and 2004, was $532.8 million and $1.0 billion, respectively.

        The average borrowings outstanding under the Corporation’s unsecured revolving credit facilities and commercial paper program during 2005 and 2004 were $213.8 million and $274.5 million, respectively.

        Under the Credit Facility, the Corporation has the option of borrowing at LIBOR plus a specified percentage, or at other variable rates set forth therein. The Credit Facility provides that the interest rate margin over LIBOR, initially set at .375%, will increase (by a maximum amount of .625%) or decrease (by a maximum amount of .115%) based upon changes in the ratings of the Corporation’s long-term senior unsecured debt.

        In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, the Corporation is required to pay an annual facility fee, equal to .125%, of the amount of the Credit Facility’s commitment, whether used or unused. The Corporation is also required to pay a utilization fee, equal to .125%, applied to the outstanding balance when borrowings under the Credit Facility exceed 50% of the Credit Facility. The Credit Facility provides that both the facility fee and the utilization fee will increase or decrease based upon changes in the ratings of the Corporation’s long-term senior unsecured debt.

        The Credit Facility includes various customary covenants. Some of the covenants limit the ability of the Corporation and its subsidiaries to pledge assets or incur liens on assets. Other financial covenants require the Corporation to maintain a specified leverage ratio and interest coverage ratio. As of December 31, 2005, the Corporation was in compliance with all terms and conditions of the Credit Facility.

        Under the Former Credit Facility, the Corporation had the option of borrowing at LIBOR plus a specified percentage, or at other variable rates set forth therein. The Former Credit Facility provided that the interest rate margin over LIBOR, initially set at .475%, would increase or decrease based upon changes in the ratings of the Corporation’s long-term senior unsecured debt. The Former Credit Facility provided for an interest rate margin over LIBOR of .475% during 2004 and 2003. In addition to the interest payable on the principal amount of indebtedness outstanding from time to time under the Former Credit Facility, the Corporation was required to pay an annual facility fee to each bank, equal to .150% and .125%, respectively, of the amount of each bank’s commitment, whether used or unused. The Corporation was also required to pay a utilization fee under the Former Credit Facility equal to .125%, applied to the outstanding balance when borrowings exceeded 50% of the facility. The Former Credit Facility provided that both the facility fee and the utilization fee would increase or decrease based upon changes in the ratings of the Corporation’s senior unsecured debt.

        Under the terms of uncommitted lines of credit at December 31, 2005, certain subsidiaries outside of the United States may borrow up to an additional $399.0 million on such terms as may be mutually agreed. These arrangements do not have termination dates and are reviewed periodically. No material compensating balances are required or maintained.

NOTE 9: LONG-TERM DEBT

The composition of long-term debt at the end of each year, in millions of dollars, was as follows:

	2005	2004

7.0% notes due 2006	$154.6	$154.6
6.55% notes due 2007	150.0	150.0
7.125% notes due 2011
(including discount of $1.7 in 2005 and $2.0 in 2004)	398.3	398.0
4.75% notes due 2014
(including discount of $2.0 in 2005 and $2.2 in 2004)	298.0	297.8
7.05% notes due 2028	150.0	150.0
Other loans due through 2009	1.0	1.5
Fair value hedging adjustment	33.7	49.2
Less current maturities of long-term debt	(155.3)	(.5)

	$1,030.3	$1,200.6

        As more fully described in Note 1, at December 31, 2005 and 2004, the carrying amount of long-term debt and current maturities thereof includes $33.7 million and $49.2 million, respectively, relating to outstanding or terminated fixed-to-variable rate interest rate swaps agreements.

        Indebtedness of subsidiaries in the aggregate principal amounts of $867.8 million and $302.6 million were included in the Consolidated Balance Sheet at December 31, 2005 and 2004, respectively, in short-term borrowings, current maturities of long-term debt, and long-term debt.

        Principal payments on long-term debt obligations due over the next five years are as follows: $155.1 million in 2006, $150.2 million in 2007, $.2 million in 2008, and $.1 million in 2009. There are no principal payments due in 2010. Interest payments on all indebtedness were $94.3 million in 2005, $77.2 million in 2004, and $80.3 million in 2003.

NOTE 10: DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation is exposed to market risks arising from changes in interest rates. With products and services marketed in over 100 countries and with manufacturing sites in 11 countries, the Corporation also is exposed to risks arising from changes in foreign exchange rates.

Credit Exposure: The Corporation is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Corporation monitors the creditworthiness of the counterparties and presently does not expect default by any of the counterparties. The Corporation does not obtain collateral in connection with its derivative financial instruments.

        The credit exposure that results from interest rate and foreign exchange contracts is the fair value of contracts with a positive fair value as of the reporting date. Some derivatives are not subject to credit exposures. The fair value of all financial instruments is summarized in Note 11.

Interest Rate Risk Management: The Corporation manages its interest rate risk, primarily through the use of interest rate swap agreements, in order to achieve a cost-effective mix of fixed and variable rate indebtedness. It seeks to issue debt opportunistically, whether at fixed or variable rates, at the lowest possible costs. The Corporation may, based upon its assessment of the future interest rate environment, elect to manage its interest rate risk associated with changes in the fair value of its indebtedness, or the future cash flows associated with its indebtedness, through the use of interest rate swaps.

        The amounts exchanged by the counterparties to interest rate swap agreements normally are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Corporation’s exposure as an end user of derivative financial instruments.

        The Corporation’s portfolio of interest rate swap instruments at December 31, 2005 and 2004, consisted of $525.0 million notional and $788.0 million notional amounts of fixed-to-variable rate swaps with a weighted-average fixed rate receipt of 5.33% and 5.59%, respectively. The basis of the variable rate paid is LIBOR.

        Credit exposure on the Corporation’s interest rate derivatives at December 31, 2005 and 2004, was $9.2 million and $32.8 million, respectively. Deferred gains on the early termination of interest rate swaps were $29.7 million and $27.8 million at December 31, 2005 and 2004.

Foreign Currency Management: The Corporation enters into various foreign currency contracts in managing its foreign currency exchange risk. Generally, the foreign currency contracts have maturity dates of less than twenty-four months. The contractual amounts of foreign currency derivatives, principally forward exchange contracts and purchased options, generally are exchanged by the counterparties. The Corporation’s foreign currency derivatives are designated to, and generally are denominated in the currencies of, the underlying exposures. To minimize the volatility of reported equity, the Corporation may hedge, on a limited basis, a portion of its net investment in subsidiaries located outside the United States through the use of foreign currency forward contracts and purchased foreign currency options.

        The Corporation seeks to minimize its foreign currency cash flow risk and hedges its foreign currency transaction exposures (that is, currency exposures related to assets and liabilities) as well as certain forecasted foreign currency exposures. Hedges of forecasted foreign currency exposures principally relate to the cash flow risk relating to the sales of products manufactured or purchased in a currency different from that of the selling subsidiary. The Corporation hedges its foreign currency cash flow risk through the use of forward exchange contracts and, to a small extent, options. Some of the forward exchange contracts involve the exchange of two foreign currencies according to the local needs of the subsidiaries. Some natural hedges also are used to mitigate risks associated with transaction and forecasted exposures. The Corporation also responds to foreign exchange movements through various means, such as pricing actions, changes in cost structure, and changes in hedging strategies.

        The following table summarizes the contractual amounts of forward exchange contracts as of December 31, 2005 and 2004, in millions of dollars, including details by major currency as of December 31, 2005. Foreign currency amounts were translated at current rates as of the reporting date. The “Buy” amounts represent the United States dollar equivalent of commitments to purchase currencies, and the “Sell” amounts represent the United States dollar equivalent of commitments to sell currencies.

AS OF DECEMBER 31, 2005	BUY	SELL

United States dollar	$1,462.9	$(1,197.7)
Pound sterling	938.9	(661.1)
Euro	412.2	(697.6)
Canadian dollar	—	(122.3)
Australian dollar	32.2	(56.8)
Czech koruna	44.7	(8.5)
Japanese yen	7.1	(43.3)
Swedish krona	42.5	(66.1)
Swiss franc	—	(17.8)
Norwegian krone	.8	(24.1)
Danish krone	2.0	(40.4)
Other	7.2	(18.9)

Total	$2,950.5	$(2,954.6)

AS OF DECEMBER 31, 2004

Total	$3,130.0	$(3,139.8)

        No options to buy or sell currencies were outstanding at December 31, 2005.

        Credit exposure on foreign currency derivatives as of December 31, 2005 and 2004, was $18.2 million and $52.2 million, respectively.

        Hedge ineffectiveness and the portion of derivative gains and losses excluded from the assessment of hedge effectiveness related to the Corporation’s cash flow hedges that were recorded to earnings during 2005, 2004, and 2003 were not significant.

        Amounts deferred in accumulated other comprehensive income (loss) at December 31, 2005, that are expected to be reclassified into earnings during 2006 represent an after-tax gain of $4.6 million. The amount expected to be reclassified into earnings in the next twelve months includes unrealized gains and losses related to open foreign currency contracts. Accordingly, the amount that is ultimately reclassified into earnings may differ materially.

NOTE 11: FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

        The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

• Cash and cash equivalents, trade receivables, certain other current assets, short-term borrowings, and current maturities of long-term debt: The amounts reported in the Consolidated Balance Sheet approximate fair value.

• Long-term debt: Publicly traded debt is valued based on quoted market values. The fair value of other long-term debt is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

• Other current liabilities: The fair value of a subsidiary’s redeemable preferred shares is based on the present value of the cash flows associated with these preferred shares, discounted at current market yields.

• Interest rate hedges: The fair value of interest rate hedges reflects the estimated amounts that the Corporation would receive or pay to terminate the contracts at the reporting date.

• Foreign currency contracts: The fair value of forward exchange contracts and options is estimated using prices established by financial institutions for comparable instruments.

        The following table sets forth, in millions of dollars, the carrying amounts and fair values of the Corporation’s financial instruments, except for those noted above for which carrying amounts approximate fair values:

ASSETS (LIABILITIES) AS OF DECEMBER 31, 2005	CARRYING AMOUNT	FAIR VALUE

Non-derivatives:
Long-term debt	$(1,030.3)	$(1,039.0)

Derivatives relating to:
Debt
Assets	9.2	9.2
Liabilities	(3.4)	(3.4)
Foreign Currency
Assets	18.2	18.2
Liabilities	(23.9)	(23.9)

ASSETS (LIABILITIES) AS OF DECEMBER 31, 2004	CARRYING AMOUNT	FAIR VALUE

Non-derivatives:
Other current liabilities	$(192.2)	$(192.2)
Long-term debt	(1,200.6)	(1,247.6)

Derivatives relating to:
Other current liabilities
Assets	5.8	5.8
Debt
Assets	27.0	27.0
Liabilities	(.3)	(.3)
Foreign Currency
Assets	52.2	52.2
Liabilities	(61.7)	(61.7)

NOTE 12: INCOME TAXES

Earnings from continuing operations before income taxes for each year, in millions of dollars, were as follows:

	2005	2004	2003

United States	$400.0	$294.5	$165.8
Other countries	401.1	293.8	199.5

	$801.1	$588.3	$365.3

        Significant components of income taxes (benefits) from continuing operations for each year, in millions of dollars, were as follows:

	2005	2004	2003

Current:
United States	$219.6	$90.2	$67.4
Other countries	39.7	48.3	23.6

	259.3	138.5	91.0

Deferred:
United States	5.8	19.9	(13.1)
Other countries	3.8	(.8)	16.9

	9.6	19.1	3.8

	$268.9	$157.6	$94.8

        Income tax expense recorded directly as an adjustment to equity as a result of hedging activities was not significant in 2005, 2004, and 2003. Income tax benefits (deficiencies) recorded as an adjustment to equity as a result of employee stock options were $13.9 million, $12.1 million, and $(.3) million in 2005, 2004, and 2003, respectively.

        Income tax payments were $165.8 million in 2005, $89.5 million in 2004, and $82.0 million in 2003.

        Deferred tax (liabilities) assets at the end of each year, in millions of dollars, were composed of the following:

	2005	2004

Deferred tax liabilities:
Fixed assets	$(8.9)	$(10.1)
Employee and postretirement benefits	(157.8)	(157.8)
Other	(27.8)	(9.3)

Gross deferred tax liabilities	(194.5)	(177.2)

Deferred tax assets:
Tax loss carryforwards	116.3	114.6
Tax credit and capital loss carryforwards	50.8	54.0
Postretirement benefits	122.4	112.1
Stock-based compensation	36.8	31.6
Other	115.6	133.1

Gross deferred tax assets	441.9	445.4

Deferred tax asset valuation allowance	(105.4)	(104.1)

Net deferred tax assets	$142.0	$164.1

        Other deferred tax assets principally relate to accrued liabilities that are not currently deductible.

        Deferred income taxes are included in the Consolidated Balance Sheet in other current assets, other assets, other current liabilities, and deferred income taxes.

        Tax loss carryforwards at December 31, 2005, consisted of net operating losses expiring from 2006 to 2011.

        The American Jobs Creation Act of 2004 (the AJCA) introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to the United States, during a one-year period. The deduction results in an approximate 5.25% federal income tax rate on eligible repatriations of foreign earnings. During the fourth quarter of 2005, the Corporation’s Chief Executive Officer and Board of Directors approved a domestic reinvestment plan as required by the AJCA. During the fourth quarter of 2005, the Corporation repatriated $888.3 million of previously unremitted foreign earnings and recognized $51.2 million of tax expense related to the repatriation.

        At December 31, 2005, unremitted earnings of subsidiaries outside of the United States were approximately $1.2 billion, on which no United States taxes had been provided. The Corporation’s intention is to reinvest these earnings permanently or to repatriate the earnings only when possible to do so at minimal additional tax cost. It is not practicable to estimate the amount of additional taxes that might be payable upon repatriation of foreign earnings.

        A reconciliation of income taxes at the federal statutory rate to the Corporation’s income taxes for each year, both from continuing operations, in millions of dollars, is as follows:

	2005	2004	2003

Income taxes at federal statutory rate	$280.4	$205.9	$127.9
Taxes associated with repatriation of foreign earnings	51.2	–	–
Lower effective taxes on earnings in other countries	(62.3)	(55.1)	(40.4)
Other— net	(.4)	6.8	7.3

Income taxes	$268.9	$157.6	$94.8

NOTE 13: POSTRETIREMENT BENEFITS

The following table sets forth the funded status of the defined benefit pension and postretirement plans, and amounts recognized in the Consolidated Balance Sheet, in millions of dollars. The Corporation uses a measurement date of September 30 for the majority of its defined benefit pension and postretirement plans. Defined postretirement benefits consist of several unfunded health care plans that provide certain postretirement medical, dental, and life insurance benefits for most United States employees. The postretirement medical benefits are contributory and include certain cost-sharing features, such as deductibles and co-payments.

	PENSION BENEFITS PLANS IN THE UNITED STATES				PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES				OTHER POSTRETIREMENT BENEFITS ALL PLANS
	2005		2004		2005		2004		2005		2004

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$994.	8	$942.	8	$733.	1	$632.	6	$144.	6	$157.	7
Service cost	23.	5	17.	7	13.	7	13.	7	.	8	.	7
Interest cost	57.	9	54.	7	37.	5	35.	5	8.	4	8.	8
Plan participants' contributions		–		–	1.	6	1.	8	6.	9	6.	8
Actuarial losses (gains)	23.	0	(5.	3)	74.	9	8.	4	(2.	1)	(11.	2)
Foreign currency exchange rate changes		–		–	(76.	1)	55.	6	.	2	.	7
Benefits paid	(62.	5)	(61.	2)	(29.	8)	(27.	5)	(21.	9)	(21.	8)
Acquisitions		–	45.	2		–	10.	8		–	2.	9
Plan amendments	14.	7	.	6	2.	2	2.	2	(32.	5)		–
Curtailments	(5.	7)	.	3		–		–	(.	6)		–

Benefit obligation at end of year	1,045.	7	994.	8	757.	1	733.	1	103.	8	144.	6

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	847.	4	785.	4	441.	1	375.	3		–		–
Actual return on plan assets	106.	7	97.	0	85.	2	33.	8		–		–
Expenses	(7.	5)	(5.	4)	(.	4)	(.	7)		–		–
Benefits paid	(62.	5)	(61.	2)	(29.	4)	(26.	8)	(21.	9)	(21.	8)
Employer contributions	3.	9	3.	6	15.	4	14.	0	15.	0	15.	0
Contributions by plan participants		–		–	1.	6	1.	8	6.	9	6.	8
Acquisitions	2.	4	28.	0		–	10.	0		–		–
Effects of currency exchange rates		–		–	(45.	1)	33.	7		–		–

Fair value of plan assets at end of year	890.	4	847.	4	468.	4	441.	1		–		–

Funded status	(155.	3)	(147.	4)	(288.	7)	(292.	0)	(103.	8)	(144.	6)
Unrecognized net actuarial loss	385.	4	411.	3	276.	1	291.	9	20.	8	24.	4
Unrecognized prior service cost	17.	7	4.	1	11.	9	12.	3	(35.	2)	(5.	1)
Contributions subsequent to measurement date		–		–	3.	6	3.	8		–		–

Prepaid (accrued) benefit cost	$247.	8	$268.	0	$2.	9	$16.	0	$(118.	2)	$(125.	3)

AMOUNTS RECOGNIZED IN THE
CONSOLIDATED BALANCE SHEET
Prepaid benefit cost	$44.	3	$44.	7		$–		$–		$–		$–
Accrued benefit cost	(106.	0)	(102.	6)	(212.	8)	(224.	4)	(118.	2)	(125.	3)
Intangible asset	7.	3	3.	9	12.	0	12.	5		–		–
Accumulated other comprehensive income	302.	2	322.	0	203.	7	227.	9		–		–

Net amount recognized	$247.	8	$268.	0	$2.	9	$16.	0	$(118.	2)	$(125.	3)

WEIGHTED-AVERAGE ASSUMPTIONS USED TO
DETERMINE BENEFIT OBLIGATIONS AS OF
MEASUREMENT DATE
Discount rate	5.7	5%	6.0	0%	4.8	7%	5.4	3%	6.0	0%	6.2	5%
Rate of compensation increase	3.9	2%	4.1	0%	3.8	6%	3.8	1%		–		–

        The allocation, by asset category, of assets of defined benefit pension plans in the United States at September 30, 2005 and 2004, respectively, were as follows:

PLAN ASSETS AT SEPTEMBER 30	2005	2004

Equity Securities	72%	69%
Fixed Income Securities	26%	28%
Alternative Investments	2%	3%

	100%	100%

        At September 30, 2005, the Corporation’s targeted allocation, by asset category, of assets of defined benefit pension plans in the United States is equity securities 65% (comprised of 50% U.S. and 15% non-U.S. equities); fixed income securities – 30%; and alternative investments – 5%.

        The allocation, by asset category, of assets of defined benefit pension plans outside of the United States at September 30, 2005 and 2004, respectively, were as follows:

PLAN ASSETS AT SEPTEMBER 30	2005	2004

Equity Securities	70%	67%
Fixed Income Securities	22%	25%
Real Estate	7%	7%
Other	1%	1%

	100%	100%

        At September 30, 2005, the Corporation’s targeted allocation, by asset category, of assets of defined benefit pension plans outside of the United States is equity securities – 68%; fixed income securities – 25%; and real estate – 7%.

        To the extent that the actual allocation of plan assets differs from the targeted allocation by more than 5% for any category, plan assets are re-balanced within three months.

        The Corporation establishes its estimated long-term return on plan assets considering various factors, which include the targeted asset allocation percentages, historic returns, and expected future returns. Specifically, the factors are considered in the fourth quarter of the year preceding the year for which those assumptions are applied.

        The accumulated benefit obligation of certain plans in the United States and outside of the United States exceeded the fair value of plan assets. As required by accounting principles generally accepted in the United States, the Corporation reflected a minimum pension liability of approximately $505.9 million in the Consolidated Balance Sheet at December 31, 2005.

        The accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans at the end of each year, in millions of dollars, follows:

	PENSION BENEFITS PLANS IN THE UNITED STATES		PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES
	2005	2004	2005	2004

All defined benefit plans:
Accumulated benefit obligation	$963.3	$926.9	$684.2	$666.1
Unfunded defined benefit plans:
Projected benefit obligation	97.2	77.7	109.2	99.8
Accumulated benefit obligation	72.0	73.9	100.0	93.1
Defined benefit plans with an accumulated benefit
obligation in excess of the fair value of plan assets:
Projected benefit obligation	1,003.0	953.7	757.1	733.1
Accumulated benefit obligation	920.7	885.8	684.2	666.1
Fair value of plan assets	818.8	778.0	468.4	441.1

        The following table sets forth, in millions of dollars, benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated.

	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POSTRETIREMENT BENEFITS ALL PLANS

2006	$63.1	$27.9	$10.7
2007	63.4	28.8	10.3
2008	66.0	29.7	10.0
2009	66.9	30.7	10.0
2010	66.8	31.7	9.9
2011-2015	367.9	173.4	46.8

        The net periodic cost related to the defined benefit postretirement plans included the following components, in millions of dollars:

	PENSION BENEFITS PLANS IN THE UNITED STATES						PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES
	2005		2004		2003		2005		2004		2003

Service cost	$24.	4	$19.	0	$16.	5	$13.	7	$13.	7	$13.	8
Interest cost	57.	9	54.	7	58.	4	37.	5	35.	5	27.	5
Expected return on plan assets	(80.	6)	(82.	4)	(87.	1)	(34.	9)	(35.	1)	(31.	8)
Amortization of the unrecognized
transition obligation		–		–		–	.	1	.	1	.	1
Amortization of prior service cost	1.	2	1.	2	1.	2	1.	4	1.	4	1.	4
Curtailment/settlement loss		–	.	3	.	9		–		–	.	1
Amortization of net actuarial loss	21.	3	15.	8	7.	6	12.	0	10.	2	4.	7

Net periodic cost (benefit)	$24.	2	$8.	6	$(2.	5)	$29.	8	$25.	8	$15.	8

WEIGHTED-AVERAGE ASSUMPTIONS
USED IN DETERMINING NET
PERIODIC (BENEFIT) COST FOR YEAR:
Discount rate	6.0	0%	6.0	0%	6.7	5%	5.4	4%	5.4	4%	5.5	0%
Expected return on plan assets	8.7	5%	8.7	5%	9.0	0%	7.5	0%	7.4	9%	7.7	5%
Rate of compensation increase	4.0	0%	4.0	0%	4.5	0%	3.8	5%	3.4	0%	3.9	0%

        The net periodic cost related to the defined benefit postretirement plans included the following components, in millions of dollars:

	2005			2004			2003

Service cost	$	.	8	$	.	7	$	.	9
Interest cost		8.	4		8.	8		10.	7
Amortization of prior service cost		(1.	7)		(1.	9)		(2.	2)
Amortization of net actuarial loss		.	9		1.	2		2.	0
Curtailment gain		(.	6)			–			–

Net periodic cost		$7.	8		$8.	8		$11.	4

Weighted-average discount rate
used in determining net
periodic cost for year		6.2	5%		6.2	5%		7.0	0%

        The health care cost trend rate used to determine the postretirement benefit obligation was 9.25% for 2006. This rate decreases gradually to an ultimate rate of 5.0% in 2011, and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects, in millions of dollars:

ONE-PERCENTAGE-POINT	INCREASE	(DECREASE)

Effect on total of service and
interest cost components	$.5	$(.5)
Effect on postretirement
benefit obligation	6.0	(5.4)

        During the fourth quarter of 2005, the Corporation adopted plan amendments for two of its non-qualified pension plans in the United States to permit certain participants to elect to receive their benefits under the plans in five equal annual installments or in the form of a lump sum payment, depending upon the age of the participant at retirement. Those amendments increased the Corporation’s liability for pension benefits by approximately $13.1 million. This increase in the liability will be amortized as prior service cost over approximately 9 years.

        During the fourth quarter of 2005, the Corporation adopted a plan amendment to eliminate the prescription drug benefit previously available to substantially all retirees under the Medicare supplemental plan, which was replaced by a prescription drug benefit under Medicare (Medicare Part D). That amendment reduced the Corporation’s liability for postretirement health benefits by approximately $32.7 million. This reduction in the liability will be amortized as a prior service credit over approximately 10 years.

        In 2006, the Corporation expects to make cash contributions of approximately $20.0 million to its defined benefit pension plans. The amounts principally represent contributions required by funding regulations or laws or those related to unfunded plans necessary to fund current benefits. In addition, the Corporation expects to continue to make contributions in 2006 sufficient to fund benefits paid under its other postretirement benefit plans during that year, net of contributions by plan participants. Such contributions totaled $15.0 million in 2005.

        Expense for defined contribution plans amounted to $12.7 million, $11.8 million, and $10.4 million in 2005, 2004, and 2003, respectively.

NOTE 14: OTHER LIABILITIES

At December 31, 2005 and 2004, other long-term liabilities included a reserve of $248.3 million and $239.7 million, respectively, associated with various tax matters in a number of jurisdictions.

NOTE 15: STOCKHOLDERS’ EQUITY

The Corporation repurchased 6,276,700; 66,100; and 2,011,570 shares of its common stock during 2005, 2004, and 2003 at an aggregate cost of $525.7 million, $3.6 million, and $77.5 million, respectively.

        SFAS No. 130, Reporting Comprehensive Income, defines comprehensive income as non-stockholder changes in equity. Accumulated other comprehensive income (loss) at the end of each year, in millions of dollars, included the following:

	2005	2004

Foreign currency translation adjustment	$(54.7)	$65.9
Net gain (loss) on derivative instruments, net of tax	6.6	(28.2)
Minimum pension liability adjustment, net of tax	(337.6)	(368.5)

	$(385.7)	$(330.8)

        The Corporation has designated certain intercompany loans and foreign currency derivative contracts as long-term investments in certain foreign subsidiaries and foreign currency derivative contracts. Net translation gains associated with these designated intercompany loans and foreign currency derivative contracts in the amounts of $6.5 million and $7.6 million were recorded in the foreign currency translation adjustment in 2005 and 2004, respectively.

        Foreign currency translation adjustments are not generally adjusted for income taxes as they relate to indefinite investments in foreign subsidiaries. The minimum pension liability adjustments as of December 31, 2005 and 2004, are net of taxes of $168.3 million and $181.4 million, respectively.

NOTE 16: EARNINGS PER SHARE

The computations of basic and diluted earnings per share for each year were as follows:

(AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)	2005		2004		2003

Numerator:
Net earnings from continuing operations	$532.	2	$430.	7	$270.	5
Net (loss) earnings from discontinued operations	(.	1)	14.	9	5.	8

Net earnings	$532.	1	$445.	6	$276.	3

Denominator:
Denominator for basic earnings per share—
weighted-average shares	79.	2	79.	8	77.	9
Employee stock options and stock issuable under
employee benefit plans	2.	2	1.	3	–

Denominator for diluted earnings per share—
adjusted weighted-average shares and
assumed conversions	81.	4	81.	1	77.	9

Basic earnings per share
Continuing operations	$6.7	2	$5.4	0	$3.4	7
Discontinued operations		–	.1	9.0		8

Basic earnings per share	$6.7	2	$5.5	9	$3.5	5

Diluted earnings per share
Continuing operations	$6.5	4	$5.3	1	$3.4	7
Discontinued operations		–	.1	8.0		8

Diluted earnings per share	$6.5	4	$5.4	9	$3.5	5

        The following options to purchase shares of common stock were outstanding during each year, but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive. The options indicated below were anti-dilutive because the related exercise price was greater than the average market price of the common shares for the year.

	2005		2004		2003

Number of options (in millions)		.6	.	6	6.	5
Weighted-average exercise price	$81.4	5	$56.1	3	$47.3	6

NOTE 17: STOCK-BASED COMPENSATION

As disclosed in Note 1 of Notes to Consolidated Financial Statements, the Corporation adopted SFAS No. 123R on January 1, 2006, under the modified retrospective method of adoption. The Corporation recognized total stock-based compensation costs of $30.1 million, $34.4 million, and $29.7 million in 2005, 2004, and 2003, respectively. These amounts are reflected in the Consolidated Statement of Earnings in selling, general, and administrative expenses. The total income tax benefit for stock-based compensation arrangements was $10.5 million, $12.1 million, and $10.4 million in 2005, 2004, and 2003, respectively.

        The Corporation has three stock-based employee compensation plans, which are described below. At December 31, 2005, unrecognized stock-based compensation expense related to non-vested stock options, restricted stock and Performance Equity Plan stock awards totaled $47.5 million. The cost of these non-vested awards is expected to be recognized over a weighted-average period of 2.52 years.

Stock Option Plan: Under various stock option plans, options to purchase common stock may be granted until 2013. Options are granted at fair market value at the date of grant, generally become exercisable in four equal installments beginning one year from the date of grant, and expire 10 years after the date of grant. The plans permit the issuance of either incentive stock options or non-qualified stock options.

        Under all stock option plans, there were 3,510,642 shares of common stock reserved for future grants as of December 31, 2005. Transactions are summarized as follows:

	STOCK OPTIONS		WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERMS (in years)	AGGREGATE INTRINSIC VALUE (in millions)

Outstanding at December 31, 2002	9,380,41	4	$43.92
Granted	1,417,85	0	39.73
Exercised	(321,93	8)	35.08
Forfeited	(118,41	3)	45.77

Outstanding at December 31, 2003	10,357,91	3	$43.60
Granted	710,32	5	62.34
Exercised	(3,917,69	7)	43.41
Forfeited	(161,62	7)	44.87

Outstanding at December 31, 2004	6,988,91	4	$45.58
Granted	759,27	5	82.26
Exercised	(1,268,65	3)	44.15
Forfeited	(207,63	8)	59.19

Outstanding at December 31, 2005	6,271,89	8	$49.86	5.9	$232.7

Options expected to vest at December 31, 2005	5,740,95	3	$49.65	5.8	$214.2

Options exercisable at December 31, 2005	4,218,63	5	$44.65	4.8	$178.5

        The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Corporation’s closing stock price on the last trading day of 2005 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2005. This amount will change based on the fair market value of the Corporation’s stock.

        Cash received from option exercises in 2005 was $56.0 million.

        The total intrinsic value of options exercised in 2005, 2004 and 2003 was $52.7 million, $95.6 million, and $3.7 million, respectively. The actual tax benefit realized for the tax deduction from option exercises totaled $18.2 million, $31.2 million, and $1.3 million in 2005, 2004, and 2003, respectively.

        Exercise prices for options outstanding as of December 31, 2005, ranged from $30.00 to $91.33. The following table provides certain information with respect to stock options outstanding at December 31, 2005:

RANGE OF EXERCISE PRICES	STOCK OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL LIFE

Under $41.99	1,681,189	$37.05	6.3
$41.99-$58.79	3,285,415	47.25	4.5
Over $58.79	1,305,294	72.91	8.9

	6,271,898	$49.86	5.9

        The following table provides certain information with respect to stock options exercisable at December 31, 2005:

RANGE OF EXERCISE PRICES	STOCK OPTIONS EXERCISABLE	WEIGHTED- AVERAGE EXERCISE PRICE

Under $41.99	1,063,614	$35.48
$41.99-$58.79	3,028,780	47.16
Over $58.79	126,241	61.68

	4,218,635	$44.65

        The weighted-average fair values at date of grant for options granted during 2005, 2004 and 2003 were $26.12, $20.46, and $13.31, respectively, and were determined using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2005		2004		2003

Expected life in years	5.	7	6.	0	6.	3
Interest rate	4.0	4%	3.9	7%	3.8	8%
Volatility	31.	0%	31.	9%	32.	3%
Dividend yield	1.3	6%	1.3	6%	1.2	1%

        The Corporation has a share repurchase program that was implemented based on the belief that its shares were undervalued and to manage share growth resulting from option exercises.

Restricted Stock Plan: In 2004, the Corporation adopted a restricted stock plan. A total of 1,000,000 shares of restricted stock were authorized under this plan. As of December 31, 2005, 437,696 shares of common stock were issued and outstanding and 562,049 shares of common stock were reserved for future grants. Under the restricted stock plan, eligible employees are awarded restricted shares of the Corporation’s common stock. Restrictions on awards generally expire from three to four years after issuance, subject to continuous employment and certain other conditions. Transactions are summarized as follows:

	NUMBER OF SHARES		WEIGHTED-AVERAGE GRANT DATE FAIR VALUE

Non-vested at December 31, 2004	270,34	6	$57.12
Granted	199,63	0	$82.23
Forfeited	(32,02	5)	$67.72
Vested	(25	5)	$55.23

Non-vested at December 31, 2005	437,69	6	$67.80

        The fair value of the shares that vested during 2005 and 2004 was not significant.

Performance Equity Plan: The Corporation also has a Performance Equity Plan (PEP) under which awards payable in the Corporation’s common stock are made. Vesting of the awards, which can range from 0% to 150% of the initial award, is based on pre-established financial performance measures during a two-year performance period. The fair value of the shares that vested during 2005 was $12.7 million. No shares vested during 2004 and 2003. During 2005, 2004 and 2003, the Corporation granted 41,189, 61,035, and 105,932 performance shares under the PEP, respectively. At December 31, 2005 and 2004, there were 102,224 and 166,967 performance shares outstanding under the PEP, respectively.

NOTE 18: BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

The Corporation has elected to organize its businesses based principally upon products and services. In certain instances where a business does not have a local presence in a particular country or geographic region, however, the Corporation has assigned responsibility for sales of that business’s products to one of its other businesses with a presence in that country or region.

        The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. On October 2, 2004, the Corporation acquired the Porter-Cable and Delta Tools Group from Pentair, Inc. This acquired business is included in the Power Tools and Accessories segment. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). On September 30, 2003, the Corporation acquired Baldwin Hardware Corporation and Weiser Lock Corporation. These acquired businesses are included in the Hardware and Home Improvement segment. The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

        Sales, segment profit, depreciation and amortization, and capital expenditures set forth in the following tables exclude the results of the discontinued European security hardware business, as more fully described in Note 3.

Business Segments
(MILLIONS OF DOLLARS)

	Reportable Business Segments
Year Ended December 31, 2005	Power Tools & Accessories	Hardware & Home Improvement	Fastening & Assembly Systems	Total	Currency Translation Adjustments	Corporate, Adjustments, & Eliminations	Consolidated

Sales to unaffiliated customers	$4,821.4	$1,019.8	$662.2	$6,503.4	$20.3	$–	$6,523.7
Segment profit (loss) (for Consoli-
dated, operating income)	634.9	143.9	94.6	873.4	2.7	(81.2)	794.9
Depreciation and amortization	102.4	25.6	18.7	146.7	.4	3.5	150.6
Income from equity method investees	21.1	–	–	21.1	–	(1.7)	19.4
Capital expenditures	80.7	12.9	15.7	109.3	–	1.8	111.1
Segment assets
(for Consolidated, total assets)	2,752.0	633.0	378.5	3,763.5	(33.3)	2,112.2	5,842.4
Investment in equity method investees	8.9	–	.3	9.2	–	(1.7)	7.5

Year Ended December 31, 2004

Sales to unaffiliated customers	$3,840.8	$970.2	$619.9	$5,430.9	$(32.5)	$–	$5,398.4
Segment profit (loss) (for Consoli-
dated, operating income)	488.4	146.3	84.2	718.9	(5.0)	(100.7)	613.2
Depreciation and amortization	90.1	27.1	17.5	134.7	(1.2)	9.0	142.5
Income from equity method investees	15.8	–	–	15.8	–	(1.2)	14.6
Capital expenditures	78.8	25.9	14.0	118.7	(1.9)	1.0	117.8
Segment assets
(for Consolidated, total assets)	2,709.8	604.9	362.6	3,677.3	71.6	1,806.1	5,555.0
Investment in equity method investees	12.5	–	.3	12.8	–	(1.7)	11.1

Year Ended December 31, 2003

Sales to unaffiliated customers	$3,363.6	$722.2	$560.0	$4,645.8	$(163.1)	$–	$4,482.7
Segment profit (loss) (for Consoli-
dated, operating income before
restructuring and exit costs)	366.0	92.3	81.6	539.9	(13.7)	(91.5)	434.7
Depreciation and amortization	86.2	24.4	16.3	126.9	(4.2)	10.7	133.4
Income from equity method investees	21.3	–	–	21.3	–	(2.1)	19.2
Capital expenditures	74.7	17.1	14.7	106.5	(4.8)	.8	102.5
Segment assets
(for Consolidated, total assets)	1,641.6	615.5	338.6	2,595.7	(35.8)	1,702.3	4,262.2
Investment in equity method investees	10.9	–	–	10.9	–	(1.7)	9.2

        The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income before restructuring and exit costs). In general, segments follow the same accounting policies as those described in Note 1, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year’s budgeted rates of exchange. The amounts included in the preceding table under the captions “Reportable Business Segments”, and “Corporate, Adjustments, & Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2006. The amounts included in the preceding table under the caption “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

        Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, including expenses related to share-based compensation, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

        Segment assets exclude assets of discontinued operations, pension and tax assets, intercompany profit in inventory, intercompany receivables, and goodwill associated with the Corporation’s acquisition of Emhart Corporation in 1989.

        The reconciliation of segment profit to consolidated earnings from continuing operations before income taxes for each year, in millions of dollars, is as follows:

	2005	2004	2003

Segment profit for total reportable business segments	$873.4	$718.9	$539.9
Items excluded from segment profit:
Adjustment of budgeted foreign exchange rates to
actual rates	2.7	(5.0)	(13.7)
Depreciation of Corporate property	(1.0)	(1.2)	(1.1)
Adjustment to businesses' postretirement benefit
expenses booked in consolidation	(13.8)	.8	15.4
Other adjustments booked in consolidation directly
related to reportable business segments	3.3	(10.0)	(15.0)
Amounts allocated to businesses in arriving at segment
profit in excess of (less than) Corporate center operating
expenses, eliminations, and other amounts identified above	(69.7)	(90.3)	(90.8)

Operating income before restructuring and exit costs	794.9	613.2	434.7
Restructuring and exit costs	–	–	31.6

Operating income	794.9	613.2	403.1
Interest expense, net of interest income	45.4	22.1	35.2
Other (income) expense	(51.6)	2.8	2.6

Earnings from continuing operations before income taxes	$801.1	$588.3	$365.3

        The reconciliation of segment assets to consolidated total assets at the end of each year, in millions of dollars, is as follows:

	2005	2004	2003

Segment assets for total
reportable business segments	$3,763.5	$3,677.3	$2,595.7
Items excluded from segment assets:
Adjustment of budgeted foreign exchange rates
to actual rates	(33.3)	71.6	(35.8)
Goodwill	615.6	628.5	621.1
Pension assets	45.1	45.1	42.2
Other Corporate assets	1,451.5	1,132.5	1,039.0

	$5,842.4	$5,555.0	$4,262.2

        Other Corporate assets principally consist of cash and cash equivalents, tax assets, property, assets of discontinued operations, and other assets.

        Sales to The Home Depot, a customer of the Power Tools and Accessories and Hardware and Home Improvement segments, accounted for $1,393.9 million, $969.0 million, and $779.4 million of the Corporation’s consolidated sales for the years ended December 31, 2005, 2004, and 2003, respectively. Sales to Lowe’s Home Improvement Warehouse, a customer of the Power Tools and Accessories and Hardware and Home Improvement segments, accounted for $861.6 million, $700.1 million, and $545.3 million of the Corporation’s consolidated sales for the years ended December 31, 2005, 2004, and 2003, respectively.

        The composition of the Corporation’s sales by product group for each year, in millions of dollars, is set forth below:

	2005	2004	2003

Consumer and professional
power tools and product service	$3,640.0	$2,888.0	$2,360.1
Lawn and garden products	518.2	339.2	313.8
Consumer and professional accessories	458.5	379.1	348.6
Cleaning, lighting and household products	184.7	180.2	179.1
Security hardware	745.1	730.1	526.0
Plumbing products	308.0	259.5	218.7
Fastening and assembly systems	669.2	622.3	536.4

	$6,523.7	$5,398.4	$4,482.7

        The Corporation markets its products and services in over 100 countries and has manufacturing sites in 11 countries. Other than in the United States, the Corporation does not conduct business in any country in which its sales in that country exceed 10% of consolidated sales. Sales are attributed to countries based on the location of customers. The composition of the Corporation’s sales to unaffiliated customers between those in the United States and those in other locations for each year, in millions of dollars, is set forth below:

	2005	2004	2003

United States	$4,317.8	$3,442.6	$2,836.9
Canada	335.1	249.4	162.6

North America	4,652.9	3,692.0	2,999.5
Europe	1,350.2	1,266.5	1,107.2
Other	520.6	439.9	376.0

	$6,523.7	$5,398.4	$4,482.7

        The composition of the Corporation’s property, plant, and equipment between those in the United States and those in other countries as of the end of each year, in millions of dollars, is set forth below:

	2005	2004	2003

United States	$328.3	$380.2	$340.0
Mexico	120.0	110.7	109.0
Other countries	220.5	263.7	211.2

	$668.8	$754.6	$660.2

NOTE 19: LEASES

The Corporation leases certain service centers, offices, warehouses, manufacturing facilities, and equipment. Generally, the leases carry renewal provisions and require the Corporation to pay maintenance costs. Rental payments may be adjusted for increases in taxes and insurance above specified amounts. Rental expense for 2005, 2004, and 2003 amounted to $99.7 million, $92.6 million, and $85.6 million, respectively. Capital leases were immaterial in amount. Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year as of December 31, 2005, in millions of dollars, were as follows:

2006	$63.2
2007	51.5
2008	40.9
2009	26.0
2010	14.5
Thereafter	20.2

$216.3

NOTE 20: RESTRUCTURING ACTIONS

A summary of restructuring activity during the three years ended December 31, 2005, in millions of dollars, is set forth below:

	SEVERANCE BENEFITS	WRITE-DOWN TO FAIR VALUE LESS COSTS TO SELL OF CERTAIN LONG-LIVED ASSETS	OTHER CHARGES	TOTAL

Restructuring reserve at December 31, 2002	$41.2	$–	$14.8	$56.0
Reserves established in 2003	34.3	9.3	1.2	44.8
Reversal of reserves	(7.4)	–	(2.2)	(9.6)
Proceeds received in excess of the adjusted
carrying value of long-lived assets	–	(3.6)	–	(3.6)
Utilization of reserves:
Cash	(27.1)	–	(13.3)	(40.4)
Non-cash	–	(5.7)	.6	(5.1)
Foreign currency translation	1.6	–	–	1.6

Restructuring reserve at December 31, 2003	42.6	–	1.1	43.7
Reserves established in 2004	5.2	–	.2	5.4
Reversal of reserves	(4.0)	–	–	(4.0)
Proceeds received in excess of the adjusted
carrying value of long-lived assets	–	(1.4)	–	(1.4)
Utilization of reserves:
Cash	(24.9)	–	(.1)	(25.0)
Non-cash	–	1.4	–	1.4
Foreign currency translation	.1	–	–	.1

Restructuring reserve at December 31, 2004	19.0	–	1.2	20.2
Utilization of reserves:
Cash	(13.6)	–	–	(13.6)
Foreign currency translation	(.1)	–	–	(.1)

Restructuring reserve at December 31, 2005	$5.3	$–	$1.2	$6.5

        In 2004, the Corporation recognized $5.4 million of pre-tax restructuring and exit costs related to actions taken in its Power Tools and Accessories segment. The restructuring actions taken in 2004 principally reflected severance benefits. The $5.4 million charge recognized during 2004 was offset, however, by the reversal of $4.0 million of severance accruals established as part of previously provided restructuring reserves that were no longer required and $1.4 million representing the excess of proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values.

        During 2003, the Corporation commenced the final phase of its restructuring plan that was formulated in the fourth quarter of 2001 and recorded a pre-tax restructuring charge of $20.6 million. That $20.6 million charge was net of $9.6 million of reversals of previously provided restructuring reserves that were no longer required and $3.6 million, representing the excess of proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values. The $20.6 million pre-tax restructuring charge recognized in 2003 principally reflected actions relating to the Power Tools and Accessories segment to reduce its manufacturing cost base as well as actions to reduce selling, general, and administrative expenses through the elimination of administrative positions, principally in Europe. In addition, during the fourth quarter of 2003 the Corporation recorded a pre-tax restructuring charge of $11.0 million associated with the closure of a manufacturing facility in its Hardware and Home Improvement segment as a result of the acquisition of Baldwin and Weiser.

        The principal component of the 2003 restructuring charge related to the elimination of manufacturing positions, primarily in high-cost locations, and of certain administrative positions. As a result, a severance benefit accrual of $34.3 million, principally related to the Power Tools and Accessories segment in North America and Europe ($23.0 million) and the Hardware and Home Improvement segment in North America ($11.3 million), was included in the restructuring charge. The 2003 restructuring actions also resulted in the closure of two manufacturing facilities, transferring production to low-cost facilities, and outsourcing certain manufactured items. As a result, the 2003 restructuring charge also included a $9.3 million write-down to fair value – less, if applicable, cost to sell – of certain long-lived assets. The write-down to fair value was comprised of $6.7 million related to the Power Tools and Accessories segment in North America and Europe and $2.6 million related to the Hardware and Home Improvement segment in North America. The balance of the 2003 restructuring charge, or $1.2 million, related to the accrual of future expenditures, principally consisting of lease obligations, for which no future benefit would be realized.

        The severance benefit accrual, included in the $31.6 million pre-tax restructuring charge taken in 2003 related to the elimination of approximately 1,700 positions in high-cost manufacturing locations and in certain administrative positions. The Corporation estimates that, as a result of increases in manufacturing employee headcount in low-cost locations, approximately 1,300 replacement positions were filled, yielding a net total of 400 positions eliminated as a result of the 2003 restructuring actions.

        During 2005, 2004, and 2003, the Corporation paid severance and other exit costs of $13.6 million, $25.0 million, and $40.4 million, respectively.

        Of the remaining $6.5 million restructuring accrual at December 31, 2005, the Corporation anticipates that these actions will be completed in 2006.

        The amounts reflected in the column titled write-down to fair value less costs to sell of certain long-lived assets, as included within this Note, relating to reserves established during the three years ended December 31, 2005, represent adjustments to the carrying value of those long-lived assets.

        As of December 31, 2005, the carrying value of facilities to be exited as part of the Corporation’s restructuring actions was not significant.

NOTE 21: OTHER (INCOME) EXPENSE

Other (income) expense was $(51.6) million in 2005, $2.8 million in 2004, and $2.6 million in 2003. During 2005, the Corporation received a payment of $55.0 million relating to the settlement of environmental and product liability coverage litigation with an insurer.

NOTE 22: LITIGATION AND CONTINGENT LIABILITIES

The Corporation is involved in various lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of the Corporation’s products and allegations of patent and trademark infringement. The Corporation also is involved in litigation and administrative proceedings relating to employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. Using current product sales data and historical trends, the Corporation actuarially calculates the estimate of its current exposure for product liability. The Corporation is insured for product liability claims for amounts in excess of established deductibles and accrues for the estimated liability up to the limits of the deductibles. The Corporation accrues for all other claims and lawsuits on a case-by-case basis.

        The Corporation also is party to litigation and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Some of these assert claims for damages and liability for remedial investigations and clean-up costs with respect to sites that have never been owned or operated by the Corporation but at which the Corporation has been identified as a potentially responsible party under federal and state environmental laws and regulations. Other matters involve current and former manufacturing facilities.

        The EPA and the Santa Ana Regional Water Quality Board (the “Water Quality Board”) have each initiated administrative proceedings against the Corporation and certain of the Corporation’s current or former affiliates alleging that the Corporation and numerous other defendants are responsible to investigate and remediate alleged groundwater contamination in and adjacent to a 160-acre property located in Rialto, California. The cities of Colton and Rialto, as well as the West Valley Water District and the Fontana Water Company, a private company, also have initiated lawsuits against the Corporation and certain of the Corporation’s former or current affiliates in the Federal District Court for California, Central District alleging similar claims that the Corporation is liable under CERCLA and the Resource Conservation and Recovery Act, and state law for the discharge or release of hazardous substances into the environment and the contamination caused by those alleged releases. All defendants have cross-claims against one another in the federal litigation. The administrative proceedings and the lawsuits generally allege that West Coast Loading Corporation (“WCLC”), a defunct company that operated in Rialto between 1952 and 1957, and an as yet undefined number of other defendants, are responsible for the release of perchlorate and solvents into the groundwater basin that supplies drinking water to the referenced three municipal water suppliers and one private water company in California and that the Corporation and certain of the Corporation’s current or former affiliates are liable as a “successor” of WCLC. The Corporation believes that neither the facts nor the law support an allegation that the Corporation is responsible for the contamination and is vigorously contesting these claims.

        For sites never operated by the Corporation, the Corporation makes an assessment of the costs involved based on environmental studies, prior experience at similar sites, and the experience of other named parties. The Corporation also considers the ability of other parties to share costs, the percentage of the Corporation’s exposure relative to all other parties, and the effects of inflation on these estimated costs. For matters associated with properties currently operated by the Corporation, the Corporation makes an assessment as to whether an investigation and remediation would be required under applicable federal and state laws. For matters associated with properties previously sold or operated by the Corporation, the Corporation considers any applicable terms of sale and applicable federal and state laws to determine if it has any remaining liability. If it is determined that the Corporation has potential liability for properties currently owned or previously sold, an estimate is made of the total costs of investigation and remediation and other potential costs associated with the site.

        As of December 31, 2005, the Corporation’s aggregate probable exposure with respect to environmental liabilities, for which accruals have been established in the consolidated financial statements, was $69.9 million. These accruals are reflected in other current liabilities and other long-term liabilities in the Consolidated Balance Sheet.

        On October 27, 2003, the Corporation received notices of proposed adjustments from the United States Internal Revenue Service (IRS) in connection with audits of the tax years 1998 through 2000. The principal adjustment proposed by the IRS consists of the disallowance of a capital loss deduction taken in the Corporation’s tax returns and interest on the deficiency. Prior to receiving the notices of proposed adjustments from the IRS, the Corporation filed a petition against the IRS in the Federal District Court of Maryland (the Court) seeking refunds for a carryback of a portion of the aforementioned capital loss deduction. The IRS subsequently filed a counterclaim to the Corporation’s petition. In October 2004, the Court granted the Corporation’s motion for summary judgment on its complaint against the IRS and dismissed the IRS counterclaim. In its opinion, the Court ruled in the Corporation’s favor that the capital losses cannot be disallowed by the IRS. In December 2004, the IRS appealed the Court’s decision in favor of the Corporation to the United States Circuit Court of Appeals for the Fourth Circuit (the Fourth Circuit). In February 2006, the Fourth Circuit issued its decision, deciding two of three issues in the Corporation’s favor and remanding the third issue for trial in the Court. The Corporation intends to vigorously dispute the position taken by the IRS in this matter. The Corporation has provided adequate reserves in the event that the IRS prevails in its disallowance of the previously described capital loss and the imposition of related interest. Should the IRS prevail in its disallowance of the capital loss deduction and imposition of related interest, it would result in a cash outflow by the Corporation of approximately $160 million. If the Corporation prevails, it would result in the Corporation receiving a refund of taxes previously paid of approximately $50 million, plus interest.

        The Corporation’s estimate of the costs associated with product liability claims, environmental exposures, income tax matters, and other legal proceedings is accrued if, in management’s judgment, the likelihood of a loss is probable and the amount of the loss can be reasonably estimated.

        These accrued liabilities are not discounted. Insurance recoveries for environmental and certain general liability claims have not been recognized until realized.

        In the opinion of management, amounts accrued for exposures relating to product liability claims, environmental matters, income tax matters, and other legal proceedings are adequate and, accordingly, the ultimate resolution of these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial statements. As of December 31, 2005, the Corporation had no known probable but inestimable exposures relating to product liability claims, environmental matters, income tax matters, or other legal proceedings that are expected to have a material adverse effect on the Corporation. There can be no assurance, however, that unanticipated events will not require the Corporation to increase the amount it has accrued for any matter or accrue for a matter that has not been previously accrued because it was not considered probable. While it is possible that the increase or establishment of an accrual could have a material adverse effect on the financial results for any particular fiscal quarter or year, in the opinion of management there exists no known potential exposure that would have a material adverse effect on the financial condition or on the financial results of the Corporation beyond any such fiscal quarter or year.

NOTE 23: SUBSEQUENT EVENTS

As of December 31, 2005, the Corporation had remaining authorization from its Board of Directors to repurchase an additional 4,068,795 shares of its common stock. On July 20, 2006, the Corporation announced that it had authorization from its Board of Directors to repurchase an additional 8,000,000 shares. During the period from January 1, 2006, to October 1, 2006, the Corporation repurchased 10,128,700 shares of its common stock at a total cost of $769.0 million. On October 26, 2006, the Corporation announced that it had received authorization from its Board of Directors to repurchase an additional 3,000,000 shares. The Corporation currently has remaining authorization from its Board of Directors to repurchase an additional 4,940,095 shares of its common stock.

        Effective March 1, 2006, the Corporation acquired Vector Products, Inc. (Vector). The cash purchase price for the transaction was approximately $158.4 million, net of cash acquired of $.1 million and including transaction costs of approximately $.8 million. The addition of Vector to the Corporation’s Power Tools and Accessories segment allows the Corporation to offer customers a broader range of products.

        As more fully described in Note 2, the final purchase price of the Porter-Cable and Delta Tools Group had not been determined as of December 31, 2005. In March 2006, the Corporation received notice regarding the resolution of the outstanding dispute with Pentair, Inc. over the net asset value of the Porter-Cable and Delta Tools Group. The resolution of this dispute resulted in a reduction of the Corporation’s purchase price by $16.1 million and a corresponding reduction to goodwill. The final cash purchase price for the acquisition of the Porter-Cable and Delta Tools Group was $767.7 million.

NOTE 24: QUARTERLY RESULTS (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA) YEAR ENDED DECEMBER 31, 2005	FIRST QUARTER		SECOND QUARTER		THIRD QUARTER		FOURTH QUARTER

Sales	$1,519.	3	$1,698.	8	$1,575.	6	$1,730.	0
Gross margin	535.	5	599.	5	562.	1	620.	0
Net earnings from continuing operations	144.	0	150.	9	137.	5	99.	8
Net earnings	144.	8	150.	9	137.	8	98.	6

Net earnings from continuing operations per common share - basic	$1.7	9	$1.8	9	$1.7	3	$1.2	9
Net earnings per common share—basic	1.8	0	1.8	9	1.7	4	1.2	7

Net earnings from continuing operations per common share - diluted	$1.7	4	$1.8	4	$1.6	9	$1.2	6
Net earnings per common share—diluted	1.7	5	1.8	4	1.7	0	1.2	4

YEAR ENDED DECEMBER 31, 2004	FIRST QUARTER		SECOND QUARTER		THIRD QUARTER		FOURTH QUARTER

Sales	$1,092.	9	$1,297.	6	$1,282.	5	$1,725.	4
Gross margin	402.	8	487.	6	473.	3	601.	8
Net earnings from continuing operations	70.	7	118.	8	108.	9	132.	3
Net earnings	83.	1	118.	6	110.	2	133.	7

Net earnings from continuing operations per common share - basic	$.9	0	$1.4	9	$1.3	6	$1.6	3
Net earnings per common share—basic	1.0	6	1.4	9	1.3	7	1.6	5

Net earnings from continuing operations per common share - diluted	$.9	0	$1.4	7	$1.3	4	$1.5	9
Net earnings per common share—diluted	1.0	5	1.4	7	1.3	5	1.6	1

        As more fully described in Note 1, the Corporation adopted SFAS No. 123R effective January 1, 2006, using the modified retrospective method of adoption whereby the Corporation restated all prior periods presented based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures. The above quarterly results reflect the restated amounts upon adoption of SFAS No. 123R.

        As more fully described in Note 21, net earnings for the first quarter of 2005 included a $55.0 million ($35.8 million after-tax) favorable settlement of environmental and product liability coverage litigation with an insurer. As more fully described in Note 3, net earnings for the fourth quarter of 2005 included a $.1 million loss on the sale of discontinued operations. As more fully described in Note 12, net earnings for the fourth quarter of 2005 included $51.2 million of incremental tax expense resulting from the repatriation of $888.3 million foreign earnings associated with the AJCA.

        As more fully described in Note 3, net earnings for the first quarter of 2004 included an $11.7 million net gain on the sale of discontinued operations. Net earnings for the third quarter of 2004 included a $1.0 million gain on the sale of discontinued operations.

        Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarters may not be equal to the full year earnings per share.